Exhibit 10.14

MARKETING AND SERVICING AGREEMENT

This MARKETING AND SERVICING AGREEMENT is effective the 30 day of November 2009, and is between JTH Tax, Inc. d/b/a Liberty Tax Service, a Delaware corporation, with a principal place of business at 1716 Corporate Landing Parkway, Virginia Beach, VA 23454 (“Licensee”) and REPUBLIC BANK & TRUST COMPANY, with a principal place of business at 601 West Market Street, Louisville, KY, 40202 (“Republic”).

RECITALS

A.           Republic is engaged in, among other things, the underwriting, approval and funding of Refund Anticipation Loans (RALs), to qualified taxpayers (“Clients”) whose federal and/or state income tax returns are filed electronically. RALs are generally repaid when the Client’s tax refund is electronically delivered to Republic. The Client’s refund amount is then debited for fees due Republic and others and for repayment of the RAL. Republic is also in the business of receiving tax refunds electronically and issuing an Electronic Refund Check (ERC) or Electronic Refund Deposit (ERD) for the amount of the refund, minus fees due Republic and others, to the Client (RALs, ERCs and ERDs collectively referred to as “Bank Products”).

B.             Licensee is a tax preparation franchisor and an operator of company-owned tax preparation offices. Licensee provides software and systems to its franchisees and company-owned stores in connection with the business of providing tax preparation which assists tax preparers (“EROs”) in the preparation and transmittal of Client income tax returns, including returns to be filed electronically with the Internal Revenue Service and/or individual states.

C.             Republic licenses EROs to offer its Bank Product Program in connection with provision of Bank Products.

D.            Republic and Licensee desire to enter into an agreement pursuant to which Republic will utilize Licensee’s software to enable EROs to provide Bank Products to Clients. The process described in this Section D is hereinafter referred to as the “Bank Product Program.”

In consideration of the mutual promises set forth herein, the parties intending to be legally bound, agree as indicated above and as follows:

1.                                      License/Marks. Republic hereby grants Licensee a non-exclusive, non-transferable, non-assignable license to grant a non-exclusive, non-transferable, non-assignable sublicense to any of Licensee’s EROs to use Republic’s Bank Product Program and offer Republic’s Bank Products. Licensee agrees that the Bank Product Program is the sole property of Republic and that it may not be duplicated or used for any purpose whatsoever without the express written consent of Republic. Republic hereby grants Licensee a nonexclusive and nontransferable license, during the term of this Agreement, to use Republic’s name, trade names, trademarks, service marks, and logos (whether or not registered or protected or protectible) to market Bank Products to EROs. All uses of the Republic marks must be approved in advance in writing by Republic, such approval not to be unreasonably withheld or delayed. Republic does not grant to Licensee any ownership in its marks. Licensee shall discontinue all use of the Republic marks upon the expiration or termination of this Agreement and, upon request by Republic will return all materials provided by Republic.

2.                                      Duties of Licensee.

a.    Licensee will promote and market Republic’s Bank Products and Bank Product Program in promotional materials provided to Clients by Licensee and on Licensee’s website and other marketing, sales and promotional materials, comparisons, etc., said promotion to be no less equal than that of any other bank products or bank product providers(s) so promoted by Licensee. Licensee agrees to submit any and all Bank Product Program advertising/marketing material including, but not limited to, point-of-sale materials, direct mail pieces, newsletters, radio/television scripts/video, newspaper/magazine advertisements, internet website advertisements or links, training materials and/or announcements to Republic for prior written approval.

b.   Licensee will incorporate Republic’s Bank Product Program into Licensee’s tax preparation software in accordance with Republic’s Record Layouts and Processing Specifications, which will be provided to Licensee, unless Republic releases Licensee from offering a specific requirement in writing.

c. Licensee agrees that the incorporation of Republic’s Bank Product Program into Licensee’s tax preparation software, including any check writing software, must be tested and approved in writing by Republic, before being made available to EROs. The testing shall include, but is not limited to, communications, electronic record formats, Truth-in-Lending disclosure calculations and the printing of consumer disclosures such as the Bank Product Application and Agreement, Truth-in-Lending Disclosure Statements, Checks and any other documentation that is contained in Republic’s Record Layouts and Processing Specifications.

d. Licensee agrees that EROs accepted to participate in the Bank Product Program will not be permitted to submit, through Licensee, applications for Bank Products or substantially similar bank products to any bank product provider other than Republic without prior written approval by Republic. EROs found to be participating in both Republic’s Bank Product Program and other bank programs will be terminated from Republic’s Bank Product Program.

e. Licensee agrees to ensure that EROs affiliated with Licensee that select Republic as their Bank Product provider accept and/or agree to Republic’s ERO Agreement.

f.  Should Licensee offer training to EROs regarding Bank Products, Licensee agrees to (i) submit said training to Republic for prior review and approval and, (ii) to the extent possible, incorporate Republic’s ERO compliance and operational training. Licensee understands and agrees that no such will replace or be in lieu of any Republic training.

g. Should Licensee choose to charge a transmitter fee, or any other similar fee (for transmission of necessary Bank Product information to Republic), Licensee shall require each participating ERO to charge the same amount for ERCs, ERDs, and RALs. Additionally, Licensee shall inform Republic of said fee, and the amount of said fee.

h. Licensee agrees to procure and maintain Commercial General Liability insurance of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate.

i.  Licensee agrees to provide a Business Continuity/Disaster Recovery Plan, with respect to the Bank Product Program, and the results of any recent Business Continuity/Disaster Recovery testing, upon Republic’s request.

j.  Licensee agrees to comply with the Licensee Procedures as set out below.

3.                                      Duties of Republic.

a.    Republic shall comply with and provide Bank Products in accordance with all relevant procedures set forth in Republic’s Program Guidelines governing Bank Products (“Program Guidelines”).

b. Republic shall provide Record Layouts and Processing Specifications to the Licensee that shall contain the procedures and requirements for the Licensee to offer Republic’s Bank Product Program.

c. Republic will supply check stock and card stock to EROs upon request.

d. Republic shall set the retail price of Bank Products on a *** basis. Notice of price changes shall be provided to Licensee, by Republic, preceding the applicable filing season.

4.                                      Licensee Procedures.

a.    Licensee will provide ERO enrollment information to Republic in the form of applications and agreements provided by Republic (or approved substitute application), site listings and electronic site set-up records in accordance with Republic’s standard procedures established prior to tax season.

b.   After Licensee has transmitted the Client’s income tax return to the IRS, Licensee shall electronically transmit to Republic all information with respect to issuance of a Bank Product necessary to implement the Bank Product Program in accordance with Republic’s current year Record Layouts and Processing Specifications provided to Licensee and incorporated herein by reference.

c. The IRS has agreed to advise Licensee, as to each Client, whether such Client’s tax return has been accepted for Electronic Filing and whether the Client’s refund will be offset (the “IRS Acknowledgment”). When Licensee receives an IRS Acknowledgment, Licensee shall transmit the IRS Acknowledgment to Republic.

d. Upon receiving notice from Republic that a Client’s Bank Product Application has been approved, Licensee will transmit information to ERO enabling ERO to prepare a disbursement check by completing a blank check form supplied directly by Republic. Such check shall be for the amount of the RAL or ERC less all applicable fees and finance charges authorized by the Client.

e. Licensee shall distribute to each participating ERO its tax preparation and electronic filing software, which will enable ERO to file returns electronically through Licensee to the IRS, print Republic Bank’s Application and Agreement, Truth-in-Lending disclosure statements as well as any and all other documents contained in the Record Layouts and Processing Specifications, and will also permit ERO to send to Republic, via Licensee, the required information to process the Bank Product. Licensee will provide a check writing program to each ERO who will be printing Bank Product checks on site. This check writing program will be designed to permit checks to be written only in the name of the proper Client provided by Republic and only in the amount approved by Republic as well as to control the preparation of information on the perforated stub of the check form. It will, in addition, have the capability of printing additional checks when additional funds are received causing an additional amount due the Client.

f.  After Licensee has sent an ERO a record approved by Republic authorizing the printing of the disbursement check for the Bank Product, Licensee shall timely transmit to Republic a check reconciliation file as described in Republic’s Record Layouts and Processing Specifications.

g. At the reasonable request of Republic, Licensee shall provide assistance to Republic, recognizing contractual and confidentiality limitations, which may aid Republic in the collection of past due RALs. This assistance may include, but not be limited to, providing updated addresses and phone numbers for EROs, Clients and taxpayers to the extent such information is in the possession of Licensee.

5.                                      Republic Procedures.

a.    On each day during the term of this agreement, including Saturdays, Sundays and holidays, Republic will evaluate each application for a RAL transmitted to it on that day, in accordance with Republic’s loan underwriting criteria, and will make an effort to notify Licensee electronically after it receives the application whether or not the RAL is approved. Republic will not accept any applications from an ERO transmitting to Republic through Licensee if Republic receives notification from the IRS that the ERO is under investigation or Republic suspects fraudulent activity originating through the ERO, if for any reason, loan delinquencies on RALs originating through the ERO are considered unacceptable, or the ERO is not in compliance with Republic’s policies, procedures, or Program Guidelines. If Republic employs a credit bureau report, or other means of evaluating the credit worthiness of the loan request, in evaluating said application, and if a credit bureau report, or other information is unavailable at any given time, then Republic shall make a best efforts attempt to notify Licensee electronically whether or not the RAL will be made within *** after the opportunity for obtaining this information commences. Republic shall not be considered in breach of this agreement, nor shall it be an event of default, if Republic, after a good faith effort, is not able to notify Licensee within ***. The average timeframe in which Republic notifies Licensee that a RAL will or will not be approved shall not be materially longer than the average timeframe in which Republic notifies other national transmitter companies of RAL approvals.

b.   All Bank Product disbursement checks shall, unless subject to potential defenses by Republic, be paid promptly upon presentment. If directed by Client, Republic will make electronic disbursement funds immediately available to Client via wire or ACH direct deposit upon RAL approval or IRS and/or state funding.

c.    In the case of a RAL, the first disbursement due a Client will equal the loan amount minus all authorized fees (a second disbursement may occur if the IRS refund exceeds the loan amount). In the case of an ERC/ERD, the disbursement amount due the Client will equal the IRS refund minus all authorized fees. In the event an ERC/ERD refund is less than the total expected refund, disbursements will be made in the following order: 1. Republic’s fee; 2. Transmitter fees; 3. Service Bureau fees; 4. ERO fees; 5. Taxpayer disbursement. In the event a RAL application is denied and the IRS Direct Deposit is made by the IRS, Republic’s fee will be changed from the appropriate RAL fee, as indicated on the application, to a fee equal to what Republic charges for an ERC/ERD.

d.   Upon the receipt of any IRS or state payments, Republic shall make available to Licensee a file which shall include a list of ACH transmissions from the IRS or state and a list of all paid items.

e.    Republic will provide Licensee with an ERO Agreement in advance of the applicable filing season to be provided to potential EROs.

6.                                      Representations and Warranties.

a.    Mutual Representations and Warranties.  Republic and Licensee each represent and warrant to the other as follows: (i) it is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized and has the full corporate power to own its property and to carry on its business as now being conducted; (ii) the execution and delivery of this Agreement does not conflict with or result in a breach of the terms, conditions or provisions of, give rise to a right of termination under, constitute a default under, or result in any violation of, the organizational documents of it or any mortgage, agreement, contract, order, judgment, decree, statute, law, rule or regulation to which it or any of its respective properties is subject; (iii) no authorizations or other consents, approvals or notices of or to any person or entity are required in connection with (a) the performance by it of its obligations under this Agreement, (b) the validity and enforceability of this Agreement; or (c) the execution, delivery and performance by it of this Agreement; and (iv) it owns, or has the right to use under valid and enforceable agreements, all intellectual property rights reasonably necessary for and related to its performance of, and obligations under, this Agreement and the Bank Product Program.

b.   Licensee Representations and Warranties.  Licensee represents and warrants to Republic that it is in compliance with all applicable Law, Regulations, and Regulatory Guidance, including Consumer Privacy Laws, and shall be responsible for compliance with all applicable Law, Regulations, and Regulatory Guidance with respect to Privacy of Consumer Information, the Bank Product Program and the Bank Product Program’s performance under the terms of this Agreement.

c.    Republic Representations and Warranties.  Republic represents and warrants to Licensee that it is in compliance with all applicable Law, Regulations, and Regulatory Guidance, including Consumer Privacy Laws, and shall be responsible for compliance with all applicable Law, Regulations, and Regulatory Guidance with respect to Privacy of Consumer Information, the Bank Product Program and the Bank Product Program’s performance under the terms of this Agreement.

7.                                      Term of Agreement.

a.               Term.  The term of this Agreement and license shall begin on the effective date, as stated above, and terminate on ***. This Agreement shall only be renewable by mutual written consent of both parties.

b.              Early Termination.  Notwithstanding Section 7.a. above, Republic may, at its option, terminate this Agreement upon ten (10) days prior written notice to Licensee in the event that mechanical, legal, regulatory, or operational problems make the Program materially unworkable or infeasible for Republic. Furthermore, Republic may terminate this agreement upon ten (10) days prior notice if (i) Licensee is in material default in the performance of any of its obligations or duties under this Agreement (and fails to cure such default within the above 10 day notice period); (ii) Licensee becomes insolvent or a petition in bankruptcy is filed on behalf of or against Licensee; (iii) Licensee undergoes a change in ownership; or (iv) the IRS withdraws or materially changes the implementing revenue procedures sanctioning RALs, with material impact upon the Program as set forth under this Agreement. Licensee may, at its option, terminate this Agreement upon ten (10) days prior written notice to Republic in the event that mechanical, legal, regulatory, or operational problems make the Program materially unworkable or infeasible for Licensee. Furthermore, Licensee may terminate this agreement upon ten (10) days prior notice if (i) Republic is in material default in the performance of any of its obligations or duties: under this Agreement (and fails to cure such default within the above 10 day notice period); (ii) Republic becomes insolvent or a petition in bankruptcy is filed on behalf of or against Republic; (iii) Republic undergoes a change in ownership; (iv) the IRS withdraws or materially changes the implementing revenue procedures sanctioning RALs, with material impact upon the Program as set forth under this Agreement.

8.                                      Confidentiality.

a.               The parties acknowledge that as a result of the matters provided for in this Agreement, trade secrets and information of a proprietary or confidential nature relating to the business of the parties and their affiliates may be disclosed to and/or developed by the parties including, without limitation, information about trade secrets, agreements, products, services, licenses, costs, sales and pricing information, and any other information that may not be known generally or publicly (collectively “Confidential Information”). The parties acknowledge that such Confidential Information is generally not known in the trade and is of considerable importance to the parties and their affiliates and agree that this relationship to each other with respect to such information shall be fiduciary in nature. Each party expressly agrees that during the term of this Agreement and thereafter it will hold in confidence and not disclose and not make use of any such Confidential Information, except (i) as required pursuant to this Agreement; (ii) for disclosure to its directors, officers, employees, attorneys, advisors or agents who need to review the Confidential Information in connection with the conduct of its business (it being understood that such directors, officers, employees, advisors and agents will be informed of the confidential nature of such information); (iii) in the course of any litigation or court proceeding involving Republic and Licensee concerning this Agreement; (iv) as required by legal process or operation of applicable law, provided, however, that unless prohibited prompt notice of such requirement shall be provided to the party which owns the Confidential Information to allow such party a reasonable amount of time to seek a protective or similar order prior to any such disclosure; and (v) for disclosure of information that (a) was or becomes generally available to the public other than as a result of a disclosure by its directors, officers, employees, advisors or agents in breach of this provision, (b) was available to it on a non-confidential basis prior to disclosure to it pursuant to this Agreement or prior to any similar agreement between Republic and Licensee, (c) is obtained by it on a non-confidential basis from a source other than such persens or their agents, which source is not prohibited from transmitting the information by a confidentiality agreement or other legal or fiduciary obligation, or (d) has been authorized by the other party to be disseminated to persons on a non-confidential basis.

b.              Section 501(b)(3) of the Gramm-Leach-Bliley Act states that information security standards must include various safeguards to protect against not only “unauthorized access to” but also the “use of” Confidential Information relating to taxpayers that could result in “substantial harm or inconvenience to any customer.” In addition to the definition of Confidential Information above, Confidential Information includes, but is not limited to, taxpayer’ names, social security numbers, dates of birth, addresses, number of months at address, phone numbers, financial information as to loans with Republic or other loans or accounts, bankruptcy, employer names and phone numbers. Licensee will utilize its best efforts to protect all Confidential Information and to that extent utilize appropriate means including, but not limited to, firewalls, intrusion protections systems, encrypted data transfer, and software security controls to protect all Confidential Information. Both parties shall warrant that such reasonable and appropriate safeguards are and will remain in place. Both parties will immediately provide notice of any breach resulting in unauthorized intrusion(s) of the Confidential Information and shall specify the corrective action taken by the breached party. The breached party shall assess the nature and scope of any incident and specifically identify the

Confidential Information that has or may have been improperly accessed or misused. The breached party shall take appropriate steps to contain and control any incident of breach of security relating to the Confidential Information, assist the other party with all reasonably requested steps needed to notify customers of any such breach and prevent harm or inconvenience from such breach and agrees upon request to indemnify the injured party for any loss or costs associated with any breach of security or unauthorized disclosure.

9.                                      Audit. Licensee agrees to provide to the internal and external auditors and personnel of Republic, and any examiners or agents from any regulatory body asserting jurisdiction over the business of Republic, all third party audit and examination reports prepared by regulatory examiners, subject to the prior approval of such examiners, or independent public accountants of Licensee, and shall grant such auditors, personnel, examiners and agents reasonable access to Licensee (including, without limitation, to its records). It shall fully cooperate and provide to such auditors, personnel, examiners and agents, in a timely manner, all such assistance as they may reasonably require in monitoring and/or verifying compliance with applicable Law, Regulations, Regulatory Guidance, and this Agreement, including providing information concerning EROs or Clients and will assist Republic in obtaining any such information from EROs.

10.                               Indemnification. Licensee shall indemnify, hold harmless and reimburse Republic and its officers, directors, employees and agents, for all expenses and costs including, but not limited to, reasonable attorneys’ fees, judgments, penalties, payments of other direct expenses and payments and settlement or other disposition of, or in connection with, any claims, disputes, controversies or litigation with respect to anything wrongfully done or not done by the Licensee or for the violation of any laws, rules or regulations applicable to the Licensee in connection with the Bank Product Program.

11.                               Severability. If any provision of this agreement shall for any reason be held invalid, illegal, or unenforceable, same shall not affect the validity of this Agreement or any other provision hereof and this Agreement shall be interpreted and construed as if such provision to the extent invalid, had not been contained herein.

12.                               Survival. Sections 8, 9, 10, 11 and 21 shall survive the termination or expiration of this Agreement.

13.                               Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14.                               Amendment. This Agreement may be amended or modified only by a written instrument executed by all the parties hereto.

15.                               Relationship of the Parties. This Agreement is not intended to create, and shall not create a partnership relationship or joint venture between Republic and Licensee, each party being an independent contractor.

16.                               Successors and Assigns. Neither party may assign this Agreement without the prior written approval from the other party.

17.                               Agreement Not Exclusive. This Agreement shall not be exclusive with respect to either Republic or Licensee.

18.                               Notice. All notices, consents, waivers or other communications, including any errors and omissions inquiries, required or permitted under this agreement shall be in writing and shall be deemed effective upon personal delivery or when sent by registered or certified mail or overnight courier which provides a receipt upon delivery, postage prepaid, addressed to the following business addresses or at such other address or addresses as either party may designate to the other in writing hereinafter:

If to Licensee:	JTH Tax, Inc. Attn: Mr. Mark F. Baumgartner, CFO 1716 Corporate Landing Parkway Virginia Beach, Virginia 23454

If to Republic:	Republic Bank & Trust Company Tax Refund Solutions Attn: William R Nelson 200 South 7th Street Louisville, Kentucky 40202

19.                                    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. This Agreement is not binding until executed by both parties.

20.                                    Waiver of Jury Trial. Both parties to this Agreement hereby knowingly, voluntarily, and intentionally waive any right to a trial by jury in any action, suit, proceeding, or counterclaim concerning any rights under this agreement, any related document or under any other document or agreement delivered in connection herewith or therewith, or arising from any relationship existing in connection with this agreement, and agree that any such action, suit, proceeding or counterclaim shall be tried before a court and not before a jury. This provision is a material inducement for the parties entering into this Agreement.

21.                                    Applicable Law - Arbitration. Any dispute arising out of or relating to this Agreement, or the relationship or dealings between the practice hereto, shall be settled by mediation, or, if the parties cannot agree on an acceptable mediator or fail to reach a solution through the mediation process, then by binding arbitration, conducted on a confidential basis, under the then current Commercial Arbitration Rules of the American Arbitration Association (including the Optional Rules for Emergency Relief) strictly in accordance with the terms of this Agreement and the substantive law of the State of Kentucky. The arbitration shall be held at a mutually agreeable location in Jefferson County, Kentucky and conducted by one (1) arbitrator chosen from a list of attorneys or judges. If the parties cannot within thirty (30) days agree on the selection of the arbitrator, the arbitrator will be appointed by the Circuit Court of Jefferson County, Kentucky in an action commenced to enforce this Section. The costs of the arbitration, including the fees to be paid to the arbitrator, shall be shared equally by the parties. Judgment upon the award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction. The arbitrator shall not award any consequential, incidental punitive or exemplary damages. The parties acknowledge that they have voluntarily agreed to arbitrate their disputes in accordance with the foregoing and each party hereby irrevocably waives any damages in excess of compensatory damages.

22.                                    Governing Law. The Agreement shall be constructed in accordance with the laws of the Commonwealth of Kentucky and any action commenced hereunder to construe or enforce this Agreement shall be commenced in a court of competent jurisdiction located in the Commonwealth of Kentucky.

IN WITNESS WHEREOF, Licensee and Republic have executed this Agreement on the date indicated below.

Republic Bank & Trust Company		JTH Tax, Inc.

Signature:	/s/ William R Nelson	Signature:	/s/ Mark F. Baumgartner

Name:	William R Nelson	Name:	Mark F. Baumgartner

Title:	President - TRS	Title:	VP & CFO

Date:	12/14/09	Date: